Exhibit 3.1

Exhibit 3.1

MDU Resources Group, Inc. Bylaw Section 2.08

2.08        Nominations for Director. Nominations of persons for election to the Board of Directors of the Corporation may be made only (i) by the Board of Directors at any meeting of stockholders and (ii) at an annual meeting of stockholders, by any stockholder of the Corporation who is entitled to vote for the election of directors and who has complied with the procedures established by this Section 2.08.  For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder intending to make the nomination (the "Proponent") must have given timely and proper notice thereof in writing to the Secretary of the Corporation, in accordance with, and containing all information and the completed questionnaire provided for in, this Section 2.08.

To be timely, a Proponent’s notice must be delivered to or mailed to the Secretary of the Corporation and received at the principal executive offices of the Corporation not later than the close of business 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, in the event the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Corporation not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the date of Public Disclosure (defined below) of the date of the annual meeting.  In no event shall any adjournment or postponement of an annual meeting of stockholders or announcement thereof commence a new time period or extend any time period for the giving of a Proponent’s notice as required by this Section 2.08.

A Proponent’s notice to the Secretary shall set forth:  (a) as to each person the Proponent proposes to nominate for election as a director at the annual meeting, (i) the name, age, business address, residence address and telephone number of such nominee and the name, business address and residence address of any Nominee Associated Persons (defined below), (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of stock of the Corporation that are owned (beneficially and of record) by or on behalf of such nominee and by or on behalf of any Nominee Associated Person, as of the date of the Proponent’s notice, (iv) a description of such nominee’s qualifications to be a director and (v) a statement as to whether such nominee would be an independent director, and the basis therefor, under the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines and (b) as to the Proponent and any Stockholder Associated Person (defined below) on whose behalf the nomination is being made, (i) the name and address of the Proponent, and any holder of record of the Proponent’s shares of stock, as they appear on the Corporation’s books, and of any Stockholder Associated Person, (ii) the class and number of shares of stock of the Corporation that are owned (beneficially and of record) by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person, as of the date of the Proponent’s notice, the date such shares were acquired and the investment intent with respect thereto, (iii) a representation and agreement that the Proponent will notify the Corporation in writing of the class and number of shares of stock of the Corporation that are owned (beneficially and of record) by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person, as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (iv) a description of all purchases and sales of, or other transactions involving in any way, shares of stock of the Corporation by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person during the twenty-four month period prior to the date of the Proponent’s notice, including the date of the transactions, the class and number of shares and the consideration (without regard to whether such shares were or were not owned by the Proponent or any such person), (v) a description of any agreement, arrangement or understanding, including any Derivative Instrument (defined below), that has been entered into or is in effect as of the date of the Proponent’s notice, by or on behalf of the Proponent, any Stockholder Associated Person, any nominee or any Nominee Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of stock price changes for, or increase or decrease the voting power of, the Proponent, any Stockholder Associated Person, any nominee or any Nominee Associated Person with respect to the Corporation’s securities, (vi) a representation and agreement that the Proponent will notify the Corporation in writing of any such agreement, arrangement or understanding, including any Derivative Instrument, that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (vii) a description of any other agreement, arrangement or understanding that has been entered into or is in effect as of the date of the Proponent’s notice, between or among the Proponent, any Stockholder Associated Person, any nominee, any Nominee Associated Person or any other person, and that relates to such nomination or such nominee’s service as a director of the Corporation, (viii) a representation and agreement that the Proponent will notify the Corporation in writing of any such agreement, arrangement or understanding that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (ix) a representation that the Proponent is the holder of record or beneficial owner of shares of stock of the Corporation entitled to vote for the election of directors at the annual meeting and intends to appear in person or by proxy at the meeting to nominate any such nominee and (x) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to stockholders and/or otherwise to solicit proxies from stockholders in support of such nomination.

The Proponent’s notice shall also include a completed questionnaire (in the form provided by the Secretary of the Corporation upon request by the Proponent) signed by such nominee with respect to information of the type required by the Corporation’s Questionnaires for Directors and Officers of the Corporation in connection with the Annual Meeting of Stockholders and Various Reports to the Securities and Exchange Commission.  The completed questionnaire shall include a statement that such nominee, if elected, before such nominee is nominated to serve on the Board of Directors at the next meeting of stockholders at which such nominee would face election, will tender to the Board of Directors his or her irrevocable resignation that will be effective in an uncontested election of Directors only, upon (i) such nominee’s receipt of a greater number of votes "against" election than votes "for" election at the Corporation’s meeting of stockholders and (ii) acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Corporate Governance Guidelines ~~and Policy on Majority Voting for Directors~~.  The questionnaire shall also include a representation and agreement that such nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been, or will not be within three business days thereafter, disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director of the Corporation, with such nominee’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been, or will not be within three business days thereafter, disclosed to the Corporation and (iii) in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with applicable law and all applicable corporate governance, code of conduct and ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

No person proposed to be nominated by a stockholder shall be eligible for election as a director of the Corporation unless such person is nominated in accordance with the procedures set forth in this Section 2.08.  If the Proponent intending to nominate a person for election as a director of the Corporation at an annual meeting pursuant to this Section 2.08 does not give timely and proper notice thereof in writing to the Secretary of the Corporation, in accordance with, and containing all information and the completed questionnaire provided for in, this Section 2.08, or if the Proponent (or a qualified representative of the Proponent) does not appear at the meeting to nominate such person for election as a director of the Corporation, then, in any such case, such proposed nomination shall not be made, notwithstanding the fact that proxies in respect of such nomination may have been solicited or obtained.  The chairman of the meeting shall, if the facts warrant, determine that the nomination was not properly made in accordance with the provisions of this Section 2.08, and, if the chairman should so determine, he or she shall declare to the meeting that such nomination was not properly made and shall be disregarded.

The requirements of this Section 2.08 shall apply to the nomination by a stockholder of a person for election as a director without regard to whether such nomination also is intended to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or whether such nomination is presented to stockholders by means of a proxy solicitation by any person other than by or on behalf of the Board of Directors.

For purposes of the Bylaws:

"Derivative Instrument" means any option, warrant, convertible security, stock appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of stock of the Corporation or otherwise directly or indirectly owned and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation.

"Nominee Associated Person" of any nominee for election as a director means (i) any affiliate or associate (as such terms are defined for purposes of the Exchange Act) of the nominee and any other person acting in concert with any of the foregoing, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such nominee and (iii) any person controlling, controlled by or under common control with such Nominee Associated Person.

"Public Disclosure" means disclosure made in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service or in a document filed by the Corporation pursuant to Section 13, 14 or 15(d) of the Exchange Act.

"Stockholder Associated Person" of any stockholder means (i) any affiliate or associate (as such terms are defined for purposes of the Exchange Act) of the stockholder and any other person acting in concert with any of the foregoing, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.